INDEPENDENT AUDITOR'S REPORT
To the Board of Directors and Stockholders of
X Plus Two Solutions, Inc.
New York, New York

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of X Plus Two Solutions, Inc. which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2013 and the related notes to the consolidated financial statements.
Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risk of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Audit Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of X Plus Two Solutions, Inc. as of December 31, 2013 and 2012, and all the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Boston, Massachusetts
June 30, 2014

X Plus Two Solutions, Inc.
CONSOLIDATED BALANCE SHEETS

	As of December 31,		As of June 30, 2014
	2012	2013
Assets			(unaudited)
Current assets:
Cash and cash equivalents	$4,202,622	$6,046,458	$4,993,978
Accounts receivable, net	9,655,882	11,611,387	11,138,300
Unbilled accounts receivable	3,347,483	7,768,168	8,308,397
Prepaid Expenses and other current assets	695,786	1,312,451	1,539,277
Total current assets	17,901,773	26,738,464	25,979,952
Property and equipment, net	2,597,629	4,400,761	4,707,170
Security deposits	39,316	45,459	52,759
Intangible assets, net	—	4,326,959	3,790,444
Goodwill	—	4,255,198	4,255,198
Total long term assets	2,636,945	13,028,377	12,805,571
Total assets	$20,538,718	$39,766,841	$38,785,523
Liabilities and stockholders' equity (deficit)
Current liabilities:
Line of credit	$4,810,055	$8,600,000	$11,100,000
Contingent consideration payable	—	600,000	—
Accounts payable	6,143,521	8,263,086	10,549,268
Accrued expenses	6,671,875	10,180,781	9,516,568
Deferred revenue	103,695	110,705	28,242
Convertible note payable	1,075,301	—	—
Current portion of capital leases	—	31,193	31,545
Current portion of notes payable	—	1,811,297	2,575,758
Total current liabilities	18,804,447	29,597,062	33,801,381
Long-term liabilities:
Capital leases, net of current portion	—	45,405	29,544
Notes payable, net of current portion	—	8,385,842	8,919,316
Warrant liabilities	39,046	1,024,142	3,202,009
Promissory note payable	235,667	243,667	243,667
Other liabilities	—	—	12,270
Total liabilities	19,079,160	39,296,118	46,208,187
Stockholders' equity (deficit):
Series C-1 convertible redeemable preferred stock, $0.00001 par value; 2,794,347 shares authorized, 2,794,347, 2,794,347, 0 and 0 issued and outstanding at June 30, 2014, December 31, 2013, 2012 and 2011, respectively; (liquidation preference of $1,520,698 at June 30, 2014 and December 31, 2013)	—	1,479,066	1,538,835
Series C convertible redeemable preferred stock, $0.00001 par value; 8,951,908 shares authorized, 7,952,741, 7,952,741, 7,952,741, and 0 issued and outstanding at June 30, 2014, December 31, 2013, 2012 and 2011, respectively; (liquidation preference of $5,440,283 at June 30, 2014 and December 31, 2013)	4,937,992	5,348,334	5,551,935
Series B convertible redeemable preferred stock, $0.00001 par value; 16,652,789 shares authorized, issued and outstanding at June 30, 2014, December 31, 2013, 2012 and 2011; (liquidation preference of $12,441,644 at June 30, 2014 and December 31, 2013)	11,597,807	12,412,624	12,816,745

	As of December 31,		As of June 30, 2014
	2012	2013
Stockholders' equity (deficit) (cont.):			(unaudited)
Series A-2 convertible redeemable preferred stock, $0.00001 par value; 64,225,141 shares authorized; 63,872,532 issued and outstanding at June 30, 2014, December 31, 2013, 2012 and 2011; (liquidation preference of $26,275,844 at June 30, 2014 and December 31, 2013)	24,822,965	26,272,105	26,990,720
Series A-1 convertible redeemable preferred stock, $0.00001 par value; 18,712,654 shares authorized, issued and outstanding at June 30, 2014, December 31, 2013, 2012 and 2011; (liquidation preference of $19,014,904 at June 30, 2014 and December 31, 2013)	17,974,904	19,014,904	19,530,630
Common Stock, 195,000,000 shares authorized, $0.00001 par value; 39,880,519, 39,641,573, 29,318,239 and 26,311,023 shares issued and outstanding at June 30, 2014, December 31, 2013, 2012 and 2011, respectively	293	396	398
Additional paid-in capital	7,792,520	5,343,519	3,573,338
Accumulated deficit	(65,666,923)	(69,400,225)	(77,425,265)
Total stockholders' equity	1,459,558	470,723	(7,422,664)
Total liabilities and stockholders' equity	$20,538,718	$39,766,841	$38,785,523

The accompanying notes are an integral part of these consolidated financial statements.

X Plus Two Solutions, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,			Six months ended June 30,
	2011	2012	2013	2013	2014
				(unaudited)
Revenues	$38,213,227	$52,962,798	$71,720,233	$28,916,821	$42,899,886
Operating expenses:
Cost of revenue	22,707,019	31,080,398	43,925,712	17,178,915	27,934,760
Selling, general and administrative	21,400,964	24,700,258	31,375,179	15,535,361	20,146,763
Total operating expenses	44,107,983	55,780,656	75,300,891	32,714,276	48,081,523
Loss from operations	(5,894,756)	(2,817,858)	(3,580,658)	(3,797,455)	(5,181,637)
Interest expense	(436,493)	(1,160,863)	(1,853,450)	(600,089)	(1,190,658)
Other (expense) income	28,689	23,328	(95,816)	75,561	(1,652,746)
Loss before benefit (expense) from income taxes	(6,302,560)	(3,955,393)	(5,529,924)	(4,321,983)	(8,025,041)
Benefit (expense) from income taxes	—	—	1,796,622	—	—
Net loss	$(6,302,560)	$(3,955,393)	$(3,733,302)	$(4,321,983)	$(8,025,041)

The accompanying notes are an integral part of these consolidated financial statements.

X Plus Two Solutions, Inc.
CONSOLIDATED STATEMENT OF CHANGES IN STOCHOLDERS' EQUITY (DEFICIT)

	Series C-1 Redeemable Preferred Stock		Series C Redeemable Preferred Stock		Series B Redeemable Preferred Stock		Series A-2 Redeemable Preferred Stock		Series A-1 Redeemable Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2010	—	$—	—	$—	16,652,789	$9,968,171	63,872,532	$21,900,828	18,712,654	$15,894,904	25,902,531	$259	$13,549,505	$(55,408,970)	$5,904,697
Exercise of common stock options	—	—	—	—	—	—	—	—	—	—	408,492	4	32,672	—	32,676
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	263,959	—	263,959
Accretion and dividends on redeemable convertible preferred stock to redemption value	—	—	—	—	—	814,818	—	1,472,997	—	1,040,000	—	—	(3,327,815)	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,302,560)	(6,302,560)
Balance at December 31, 2011	—	—	—	—	16,652,789	10,782,989	63,872,532	23,373,825	18,712,654	16,934,904	26,311,023	263	10,518,321	(61,711,530)	(101,228)
Issuance of Series C redeemable preferred stock (net of issuance costs of $141,460)	—	—	7,952,741	4,634,161	—	—	—	—	—	—	—	—	—	—	4,634,161
Exercise of common stock options	—	—	—	—	—	—	—	—	—	—	3,007,216	30	242,495	—	242,525
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	189,493	—	189,493
Issuance of common stock warrant	—	—	—	—	—	—	—	—	—	—	—	—	225,000	—	225,000
Beneficial conversion feature of convertible notes	—	—	—	—	—	—	—	—	—	—	—	—	225,000	—	225,000
Accretion and dividends on redeemable convertible preferred stock to redemption value	—	—	—	303,831	—	814,818	—	1,449,140	—	1,040,000	—	—	(3,607,789)	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,955,393)	(3,955,393)
Balance at December 31, 2012	—	—	7,952,741	4,937,992	16,652,789	11,597,807	63,872,532	24,822,965	18,712,654	17,974,904	29,318,239	293	7,792,520	(65,666,923)	1,459,558
Conversion of notes to Series C-1 redeemable preferred stock (net of issuance costs of $15,589)	2,794,347	1,451,723	—	—	—	—	—	—	—	—	—	—	—	—	1,451,723
Issuance of common stock as purchase price consideration	—	—	—	—	—	—	—	—	—	—	10,143,000	101	907,049	—	907,150
Exercise of common stock options	—	—	—	—	—	—	—	—	—	—	180,334	2	14,425	—	14,427
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	200,000	—	200,000
Beneficial conversion feature of convertible notes	—	—	—	—	—	—	—	—	—	—	—	—	171,167	—	171,167
Accretion and dividends on redeemable convertible preferred stock to redemption value	—	27,343	—	410,342	—	814,817	—	1,449,140	—	1,040,000	—	—	(3,741,642)	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,733,302)	(3,733,302)
Balance at December 31, 2013	2,794,347	1,479,066	7,952,741	5,348,334	16,652,789	12,412,624	63,872,532	26,272,105	18,712,654	19,014,904	39,641,573	396	5,343,519	(69,400,225)	470,723

	Series C-1 Redeemable Preferred Stock		Series C Redeemable Preferred Stock		Series B Redeemable Preferred Stock		Series A-2 Redeemable Preferred Stock		Series A-1 Redeemable Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2013	2,794,347	1,479,066	7,952,741	5,348,334	16,652,789	12,412,624	63,872,532	26,272,105	18,712,654	19,014,904	39,641,573	396	5,343,519	(69,400,225)	470,723
Exercise of common stock options (unaudited)											238,946	2	19,114		19,116
Stock-based compensation (unaudited)													112,537		112,537
Accretion and dividends on redeemable convertible preferred stock to redemption value (unaudited)		59,769		203,601		404,121		718,615		515,726			(1,901,832)		—
Net loss (unaudited)														(8,025,040)	(8,025,040)
Balance at June 30, 2014 (unaudited)	2,794,347	$1,538,835	7,952,741	$5,551,935	16,652,789	$12,816,745	63,872,532	$26,990,720	18,712,654	$19,530,630	39,880,519	$398	$3,573,338	$(77,425,265)	$(7,422,664)

The accompanying notes are an integral part of these consolidated financial statements.

X Plus Two Solutions, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,			Six months ended June 30,
	2011	2012	2013	2013	2014
Cash flows from operating activities:				(unaudited)
Net loss	$(6,302,560)	$(3,955,393)	$(3,733,302)	$(4,321,983)	$(8,025,041)
Depreciation and amortization	805,591	1,104,913	1,549,272	682,342	1,000,383
Amortization of intangible assets	—	—	593,041	79,836	536,515
Employee stock-based compensation	263,959	189,493	200,000	112,533	112,537
Non-cash interest	8,000	154,440	113,013	137,500	163,863
Amortization of debt discount	14,638	325,301	569,273	156,679	261,373
Deferred tax benefit	—	—	(1,796,622)	—	—
(Gain) loss on disposal of property and equipment	—	18,009	(21,356)	—	96,415
Change in fair value of warrant liability	(20,980)	(40,554)	99,098	(13,842)	1,611,602
Changes in assets and liabilities:
Accounts receivable	(2,743,958)	(402,427)	(920,444)	10,510	473,087
Unbilled accounts receivable	3,258,911	(2,996,304)	(4,420,685)	821,266	(540,229)
Prepaid expenses and other current assets	(22,150)	(124,968)	(611,440)	(314,679)	(226,825)
Accounts payable	(3,086,666)	(131,210)	2,119,565	2,281,605	2,278,882
Deferred revenue	(385,843)	(9,031)	7,010	33,376	(82,463)
Accrued expenses	713,513	4,147,250	3,091,522	(2,312,923)	(651,943)
Net cash used in operating activities	(7,497,545)	(1,720,481)	(3,162,055)	(2,647,780)	(2,991,844)
Cash flows from investing activities:
Purchases of property and equipment	(949,073)	(2,072,232)	(2,986,689)	(1,091,944)	(1,403,207)
Acquisition of UberTags	—	—	(185,000)	(185,000)	—
Acquisition of Wireless Developers	—	—	(2,457,779)	—	(600,000)
Net cash used in investing activities	(949,073)	(2,072,232)	(5,629,468)	(1,276,944)	(2,003,207)
Cash flows from financing activities:
Proceeds from issuance of preferred stock, net of issuance costs	—	4,634,161	—	—	—
Proceeds from exercise of employee stock options	32,676	242,525	14,427	—	19,116
Proceeds from issuance of term notes & warrants	—	—	7,000,000	3,500,000	2,000,000
Proceeds from convertible notes and warrants	—	1,200,000	—	—	—
Proceeds from line of credit, net	1,067,881	618,311	3,789,945	829,945	2,500,000
Repayment of term notes	—	—	—	—	(561,036)
Repayment of notes payable	—	—	(150,000)	(167,000)	—
Repayment of capital leases	(18,853)	—	(19,013)	—	(15,509)
Net cash provided by financing activities	1,081,704	6,694,997	10,635,359	4,162,945	3,942,571
CHANGE IN CASH AND CASH EQUIVALENTS	(7,364,914)	2,902,284	1,843,836	238,221	(1,052,480)
CASH AND CASH EQUIVALENTS—Beginning of period	8,665,252	1,300,338	4,202,622	4,202,622	6,046,458
CASH AND CASH EQUIVALENTS—End of period	$1,300,338	$4,202,622	$6,046,458	$4,440,843	$4,993,978

	Year ended December 31,			Six months ended June 30,
	2011	2012	2013	2013	2014
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:				(unaudited)
Cash paid for interest	$414,125	$581,885	$952,874	$388,910	$822,169
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Accretion of redeemable preferred stock to redemption value	$3,327,815	$3,607,789	$3,741,642	$1,842,063	$1,901,832
Capital leases	—	—	$94,473	$91,934	—
Conversion of notes to Series C-1 redeemable preferred stock	—	—	$1,451,723	—	—

During 2013 the Company acquired various entities, as disclosed in Note 3:
Acquisition of UberTags LLC, net of cash acquired of $0:
Accounts receivable			$59,733
Prepaid expenses and other current assets			1,922
Goodwill			607,324
Intangible assets			620,000
Total assets acquired			1,288,979
Accrued expenses and other current liabilities			(36,829)
Total liabilities acquired			(36,829)
Less - issuance of note payable			(960,000)
Less - issuance of common stock			(107,150)
Cash paid for acquisition of UberTags			$185,000

Acquisition of Wireless Developers, Inc., net of cash acquired of $0:
Accounts receivable			$975,328
Prepaid expenses and other current assets			9,446
Property, plant and equipment			248,748
Goodwill			3,647,874
Intangible assets			4,300,000
Total assets acquired			9,181,396
Accrued expenses and other current liabilities			(471,203)
Accrued payroll			(55,792)
Deferred tax liability			(1,796,622)
Total liabilities acquired			(2,323,617)
Less - issuance of note payable			(3,000,000)
Less - contingent consideration payable			(600,000)
Less - issuance of common stock			(800,000)
Cash paid for acquisition of Wireless Developers			$2,457,779

The accompanying notes are an integral part of these consolidated financial statements.

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

NOTE 1.	NATURE OF BUSINESS
X Plus One Solutions, Inc., was incorporated as a Delaware corporation on July 2, 1998, under the name of Round Up 4 Network, Inc. On June 15, 2002, the Company changed its name to Poindexter Systems, Inc. and in July 2006, the Company changed its name to X Plus One Solutions, Inc. (“X Plus One”).
In March of 2008, X Plus One engaged in a series of transactions to recapitalize its equity structure. The first of these transactions was the formation of a holding company, X Plus Two Solutions, Inc., a Delaware corporation (“X Plus Two”). X Plus One then merged with and into a wholly-owned subsidiary of X Plus Two, with X Plus One as the surviving entity (“the Merger"). Pursuant to the Merger, all of the capital stock, including preferred stock, of X Plus One was exchanged for common stock of X Plus Two.
The Company is a leader in predictive marketing by maximizing the return on marketing investment (“ROI”) of websites and digital media using its patented targeting technology. Its predictive marketing solutions enable automated, real-time decision making and personalization so the right advertisement and content is delivered to the right person at the right time.
In February of 2013 X Plus One acquired all of the stock of UberTags LLC (“UberTags”). UberTags was founded in March 2010 and is based out of New York, New York. UberTags is a premier tag management solution for tracking internet use. The integration of the company will provide universal tag visibility to support more efficient digital operations, improved website performance and more accurate attribution, through use of the existing X Plus One origin platform.
In July of 2013, X Plus One acquired all of the stock of Wireless Developers, Inc. (“WDA”). WDA was founded in May 2001 and is based in East Lansing, Michigan. The Company operates as a mobile marketing and distribution agency. WDA offers comprehensive mobile technologies to effectively organize media campaigns. This acquisition will allow X Plus One to integrate WDA’s technology and media sources into the X Plus One original data management platform, adding mobile to its programmatic capabilities.
X Plus Two remains as a holding company parent to X Plus One, UberTags, and WDA, with X Plus One serving as the primary operating company and together are referred to as “the Company” herein.
The Company has suffered recurring net losses in the years ended December 31, 2011, 2012 and 2013, and in the six months ended June 30, 2014. The Company has an accumulated deficit of approximately $69 million at December 31, 2013 and $77 million at June 30, 2014. The Company’s current operations are dependent on the continued support of its existing investors and lenders, or from new sources of financing. Should the current investors and lenders curtail or eliminate financial support, the Company would need to seek outside sources of capital to continue operations.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accompanying financial statements reflect the application of certain significant accounting policies, as described in this note and elsewhere in the accompanying consolidated financial statements and notes.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated or assumed. The more significant estimates reflected in these financial statements include revenue recognition, income tax reserves, valuation of stock-based compensation, and valuation of warrant liabilities and impairment.
Basis of Presentation
The accompanying consolidated financial statements include the accounts of the X Plus Two Solutions, Inc. and its wholly owned subsidiaries X Plus One Solutions, Inc., UberTags LLC, and Wireless Developers Inc. All intercompany transactions and balances have been eliminated in consolidation.

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

The financial statements have been prepared in accordance with accounting standards set by the Financial Accounting Standards Board (“FASB”). The FASB sets generally accepted accounting principles in the United States of America (“GAAP”) to ensure the financial statements are consistently reported. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification (“FASB ASC”).
The accompanying balance sheet as of June 30, 2014, statements of operations, and cash flows for the six months ended June 30, 2013 and 2014, and statement of changes in stockholders’ equity (deficit) for the six months ended June 30, 2014, are unaudited. The interim unaudited consolidated financial statements have been prepared on the same basis as the annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of June 30, 2014, and the results of its operations and its cash flows for the six months ended June 30, 2013 and 2014. The financial data and other information disclosed in these notes related to the six months ended June 30, 2013 and 2014 and as of June 30, 2014, are unaudited. The results for the six months ended June 30, 2014, are not indicative of results to be expected for the year ending December 31, 2014, any other interim periods or any future year or period.
Cash and Cash Equivalents
The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit and mutual fund accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.
Accounts Receivable
Accounts receivable are stated at the amount management expects to collect from outstanding balances. Allowances for doubtful accounts are provided for those outstanding balances considered to be uncollectible based upon historical experience and management’s evaluation of the outstanding balances at year end. Balances that are still outstanding after management has used reasonable collection efforts are written off against the allowance for doubtful accounts. At December 31, 2012 and 2013, the allowance for doubtful accounts was $30,902 and $14,863, respectively. At June 30, 2014, the allowance for doubtful accounts was $59,863.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets or, where applicable, and if shorter, over the lease term. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.
Estimated useful lives of assets are as follows:

Software	3 years
Computer equipment	3 - 5 years
Furniture and fixtures	3 - 7 years
Leasehold improvements	Lesser of 7 years or life of lease

Internal Use Software
The Company capitalizes certain internal software development costs associated with internal use. Product development costs consist primarily of salaries and related personnel costs for the design, deployment, testing, and enhancement of the Company's technology. These costs are being amortized on a straight-line basis over their estimated useful life of 3 years. During the years ended December 31, 2011, 2012 and 2013, and during the six months ended June 30, 2013 and 2014, no costs were capitalized related to internal use software.
As of December 31, 2012 and 2013 internal use software consisted of $1,315,153, which was fully amortized as of December 31, 2012 and 2013. Amortization expense related to capitalized software development costs amounted to $28,000, $16,717 and $0,

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

during the years ended December 31, 2011, 2012 and 2013, respectively. No amortization expense related to capitalized software development was recorded during the six months ended June 30, 2013 and 2014.
Leases
In the ordinary course of business, the Company enters into lease agreements for office space as well as leases for certain equipment. The leases have varying terms and expirations and have provisions to extend or renew the lease agreements, among other terms and conditions, as negotiated. Once an agreement is executed, the lease is assessed to determine whether the lease qualifies as a capital or operating lease.
Goodwill and Intangible Assets
The Company accounts for business combinations pursuant to FASB ASC 805, Business Combinations. Goodwill in such acquisitions represents the excess of the cost of a business acquired over the net of the amounts assigned to assets acquired, including identifiable intangible assets and liabilities assumed. The guidance specifies criteria to be used in determining whether intangible assets acquired in a business combination must be recognized and reported separately from goodwill. Amounts assigned to goodwill and other identifiable intangible assets were determined with the assistance of an independent appraiser using a market approach and a discount cash flow analysis.
Under FASB ASC 350, Intangibles-Goodwill and Other, goodwill is reviewed annually, or more frequently as a result of an event or change in circumstances, for possible impairment with impaired assets written down to fair value. The Company determined that its goodwill was not impaired at December 31, 2013.
The Company provides for amortization of intangible assets with definite lives using straight-line methods over the estimated lives. Intangible assets consist of trade names, developed technology and customer relationships. These intangible assets are being amortized over their respective useful lives as follows:

Developed technology	3 - 5 years
Customer relationships	3 - 5.5 years
Trade names	3 - 4 years

Long-Lived Assets
Long-lived assets, which consist primarily of property and equipment and internal use software, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of the impairment is calculated by comparing the carrying value to the fair value. To date, the Company has not recorded any impairment of its long-lived assets.
Revenue Recognition
The Company derives its revenues from three primary sources: delivery of online media advertising, fees from customers implementing and utilizing the Company’s online optimization services, and professional consulting services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of products or services has occurred, collection of the related receivable is reasonably assured, and the fees are fixed or determinable.
The Company’s media revenue is recognized at the point at which lead based information is generated, or upon the delivery of advertising impressions. The Company acts as a principal in media transactions in that the Company is the primary obligor to the advertiser publishers. Revenue is recognized on a gross basis and the related publisher expenses are recorded as a component of cost of revenue. In certain arrangements, the Company recognizes revenue on a net basis, where they act as an agent, or the secondary obligor to the advertiser publishers.
Revenue for the Company's online optimization services is generated from fixed monthly fees or monthly transaction volume-based fees earned by the Company. Such revenue is recognized on a monthly basis in the month the services are used by the

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

customer. In certain arrangements, the Company charges a set up fee to its customers, where the set up fees do not have standalone value to the customer. In these instances, the set up fee revenue is amortized over the estimated life of the customer. Consulting services revenue is recognized in the period that the services are completed.
Deferred revenue represents amounts billed to customers in advance of services being delivered and revenue being recognized.
Stock-Based Compensation
In accordance with ASC Topic 718 Compensation – Stock Compensation (“ASC 718”), the Company uses the Black-Scholes option pricing model to determine the weighted-average fair value of options granted and recognizes the compensation cost of share-based awards on a straight-line basis over the vesting period of the award.
The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected term, risk-free interest rate and expected dividends. The Company does not have a history of market prices of the common stock, as it is not a public company, and as such volatility is estimated using historical volatilities of similar public entities. The expected life of the awards is estimated based on average of the vesting periods and the contractual term. The risk free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on the history and expectation of paying no dividends. Forfeitures are estimated at the time of the grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
The fair value of stock options issued to employees is measured with the following assumptions:

	Year ended December 31,			Six months ended June 30,
	2011	2012	2013	2013	2014
Risk free interest rate	1.29 - 2.64%	1.05 - 1.25%	0.93 - 1.91%	0.93-1.37%	1.81-2.02%
Expected life	6.67 years	6.67 years	5.50 - 6.0 years	5.50 - 6.0 years	6.0 years
Expected volatility	62 - 64%	62%	60%	60%	56-59%
Expected dividend	None	None	None	None	None
Weighted-average grant date fair value	$0.06	$0.04	$0.03	$0.05	$0.10

For the year ended December 31, 2011 the Company recorded stock-based compensation expense of $263,959 in connection with stock option awards. In December of 2011, the Company modified the terms of approximately 4,963,916 previously issued stock options by extended the life of those options. The modification resulted in incremental stock-based compensation of $49,482 during the year ended December 31, 2011, which is included in the amount above.
The Company also recorded $9,992 of stock-based compensation expense during the years ended December 31, 2011, related to restricted stock awards, which is also included in the amounts above. No stock-based compensation expense related to restricted stock awards was recorded subsequent to 2011.
For the year ended December 31, 2012 the Company recorded stock-based compensation expense of $189,493 in connection with stock option awards. During 2012, the Company modified the terms of approximately 10,202,972 previously issued stock options by reducing the strike price and, in one instance, reissuing expiring shares which effectively extended the life of the options. The modifications resulted in incremental stock-based compensation of $22,107 during the year ended December 31, 2012, which is included in the amount above.
For the year ended December 31, 2013 the Company recorded stock-based compensation expense of $200,000 in connection with stock option awards.
For the six months ended June 30, 2013 and 2014 the Company recorded stock-based compensation expense of $112,533 and $112,537, respectively, in connection with stock option awards.
As of December 31, 2013, there was $248,967 of unrecognized compensation expense related to non-vested stock option awards that is expected to be recognized over a weighted average period of approximately 2.25 years.

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

Fair Value Measurements
The Company follows current accounting standards for fair value measurements, which define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principle or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability. An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A fair value hierarchy has been established based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The inputs are prioritized into three levels that may be used to measure fair value:

•	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

•
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions; or model derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•	Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets and liabilities.
The carrying amounts of the Company’s current assets and liabilities approximate fair value due to the short term nature of the financial statement accounts. Management believes that the Company’s debt obligations bear interest rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying value for these instruments approximate fair value.
Warrant liabilities recorded in the financial statements as of December 31, 2012 that require fair value measurement on a recurring basis are as follows:

	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Total
Warrant liabilities	—	—	$39,046	$39,046
Warrant liabilities recorded in the financial statements as of December 31, 2013 that require fair value measurement on a recurring basis are as follows:

	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Total
Warrant liabilities	—	—	$1,024,142	$1,024,142
Warrant liabilities recorded in the financial statements as of June 30, 2014 that require fair value measurement on a recurring basis are as follows:

	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Total
Warrant liabilities	—	—	$3,202,009	$3,202,009

Activity for liabilities classified as Level 3:

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

Level 3
Balance at December 31, 2011	$79,600
Change in fair value of warrant liability	(40,554)
Balance at December 31, 2012	39,046
Issuance of Series C Preferred Stock Warrants	885,998
Change in fair value of warrant liability	99,098
Balance at December 31, 2013	1,024,142
Issuance of Series C Preferred Stock Warrants	566,265
Change in fair value of warrant liability	1,611,602
Balance at June 30, 2014	$3,202,009

The fair value of the warrant liabilities was estimated at December 31, 2011, 2012 and 2013 and at June 30, 2013 and 2014 using the Black-Scholes valuation model with the following assumptions:

	Year ended December 31,			Six months ended June 30,
	2011	2012	2013	2013	2014
Risk free interest rate	1.62%	1.18%	1.86 - 2.89%	2.47%	2.73%
Expected life	8.25 years	7.25 years	6.25 - 9.25 years	9.75 years	10 years
Expected volatility	67%	63%	58 - 62%	59%	59%
Expected dividend	None	None	None	None	None

Advertising Costs
Advertising costs are expensed as incurred. Advertising expense was $288,468, $436,793 and $741,132 for the years ended December 31, 2011, 2012 and 2013, respectively, and $454,207 and $224,546 for the six months ended June 30, 2013 and 2014, respectively.
Customer Concentration
For the year ended December 31, 2011, one customer represented approximately 12% of total revenue and another customer represented approximately 11% of total revenue. One customer represented approximately 15% of total accounts receivable and another customer represented approximately 10% of total accounts receivable as of December 31, 2011. For the year ended December 31, 2012, two customers represented approximately 24% of total revenue. As of December 31, 2012, three customers represented approximately 34% of total accounts receivable. For the year ended December 31, 2013, two customers represented approximately 27% of total revenue. As of December 31, 2013 two customers represented approximately 36% of total accounts receivable. For the six months ended June 30, 2013 and 2014 three and two customers represented approximately 41% and 30% of total revenue, respectively. As of June 30, 2014, four customers represented 49% of total accounts receivable.
Income Taxes
The Company provides for income taxes under ASC Topic 740 Income Taxes (“ASC 740”). Under ASC 740, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
Effective January 1, 2009, the Company adopted the certain provisions of ASC 740 relative to accounting for uncertainties in tax positions. Under these provisions, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. At December 31, 2013, the

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

Company had federal and state net operating loss carryforwards of $51.5 million expiring at various dates through 2033. Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future provided by Section 382 of the Internal Revenue Code of 1986, as amended, (the “Code”) as well as similar state provisions. These ownership changes may limit the amount of net operating loss that can be utilized annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. Since its formation, the Company has raised capital through the issuance of capital stock on several occasions which may have resulted in a change of control, as defined by Section 382, or could result in a change of control in the future upon subsequent disposition. The Company has not currently completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since its formation due to the significant complexity and cost associated with such study and due to the possibility of additional changes in control in the future. If the Company has experienced a change of control at any time since its formation, utilization of the net operating loss carryforwards would be subject to an annual limitation under Section 382. Further, until a study is completed and any limitation known, no amounts are being presented as an uncertain tax position under ASC 740.
Recent Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU is the result of a joint project by the FASB and the International Accounting Standards Board (“IASB”) to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards (“IFRS”) that would: remove inconsistencies and weaknesses, provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices across entities, jurisdictions, industries, and capital markets, improve disclosure requirements and resulting financial statements, and simplify the presentation of financial statements. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU is effective for annual reporting periods beginning after December 15, 2016, a one year deferred is available to non public entities and early application is not permitted. The Company is evaluating the impact that the adoption of this guidance may have on its consolidated financial statements.

NOTE 3.	BUSINESS COMBINATIONS
UberTags Acquisition
In February 2013, the Company acquired UberTags, LLC. The total purchase price was $1,252,150, consisting of the issuance of 2,143,000 shares of the Company’s common stock with a fair value of $107,000, cash of $185,000 (including a working capital adjustment) and a promissory note payable of $960,000 which is classified in Notes payable, net of current portion on the Consolidated balance sheets. The promissory note bears interest at 5% per annum and $150,000 of principal plus accrued interest is due December 1, 2013, $150,000 of principal plus accrued interest is due July 1, 2014, $210,000 of principal plus accrued interest due December 1, 2014 and the remaining $450,000 of principal (or the remaining principal amount outstanding) plus accrued interest is payable upon change in control or sale of the Company.
The transaction was accounted for under the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values.
The fair value of total consideration transferred consists of:

Cash	$185,000
Promissory note payable	960,000
Issuance of 2,143,000 shares of common stock	107,150
Fair value of consideration transferred	$1,252,150

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

The purchase price has been allocated as follows:

Accounts receivable	$59,733
Prepaid expenses and other current assets	1,922
Goodwill	607,324
Developed technology	420,000
Customer relationships	100,000
Trade name	100,000
Total assets acquired	1,288,979
Accrued expenses and other current liabilities	(36,829)
Total liabilities assumed	(36,829)
Acquisition consideration paid	$1,252,150
The values of current assets and liabilities were based upon their historical costs at the date of acquisition due to their short-term nature.
The amounts assigned to the fair value of identifiable intangible assets were determined after review and consideration of relevant information including discounted cash flow analyses, market data and management estimates of replacement cost. The intangible assets will be amortized over 3 years.
The goodwill of $607,324 arising from the acquisition consists of expected synergies, access to additional management expertise, workforce in place, assistance with operational matters and other factors. The goodwill recognized is expected to be deductible for income tax purposes. All transaction costs incurred in the transaction were charged to expense.
WDA Acquisition
In July 2013, the Company acquired Wireless Developer, Inc. The total purchase price was $6,857,779, consisting of the issuance of 8,000,000 shares of the Company’s common stock with a fair value of $800,000, cash of $2,457,779 (including a working capital adjustment), a $3,000,000 promissory note payable which is classified in Notes payable, net of current portion on the Consolidated balance sheets, and $600,000 in contingent consideration. The promissory note bears interest at 5% per annum, and $500,000 of principal plus accrued interest due June 30, 2015, $750,000 of principal plus accrued interest due December 31, 2015, $750,000 of principal plus accrued interest due June 30, 2016, and $1,000,000 plus accrued interest due December 31, 2016. The Company determined that the contingent consideration would be paid in full and has included the amount in the purchase price. The contingent consideration was paid subsequent to December 31, 2013.
The transaction was accounted for under the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values.
The fair value of total consideration transferred consists of:

Cash	$2,457,779
Promissory note payable	3,000,000
Issuance of 8,000,000 shares of common stock	800,000
Contingent consideration	600,000
Fair value of consideration transferred	$6,857,779

The purchase price has been allocated as follows:

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

Accounts receivable	$975,328
Prepaid expenses and other current assets	9,446
Property and equipment	248,748
Goodwill	3,647,874
Developed technology	3,900,000
Customer relationships	200,000
Trade name	200,000
Total assets acquired	9,181,396
Accrued expenses and other current liabilities	(471,203)
Accrued payroll	(55,792)
Deferred tax liability	(1,796,622)
Total liabilities assumed	(2,323,617)
Acquisition consideration paid	$6,857,779
The values of current assets and liabilities were based upon their historical costs at the date of acquisition due to their short-term nature. Property and equipment was also estimated based upon its historical cost as there was no appreciated real estate and the historical costs of the office equipment and furniture a closely approximated fair value.
The amounts assigned to the fair value of identifiable intangible assets were determined after review and consideration of relevant information including discounted cash flow analyses, market data and management estimates of replacement cost. The intangible assets will be amortized over a range of 4 to 5 years.
The goodwill of approximately $3,647,874 arising from the acquisition consists of expected synergies, access to additional management expertise, workforce in place, assistance with operational matters and other factors. The goodwill recognized is not expected to be deductible for income tax purposes. All transaction costs incurred in the transaction were charged to expense.

NOTE 4.	PROPERTY AND EQUIPMENT
Property and equipment consisted of the following at December 31, 2012 and 2013 and at June 30, 2014:

	December 31,		June 30, 2014
	2012	2013
Software	$1,283,012	$1,698,958	$2,063,808
Computer equipment	6,109,072	8,852,297	9,652,232
Equipment under capital lease	663,649	764,655	764,655
Furniture and fixtures	525,264	601,270	722,592
Leasehold improvements	80,611	96,044	116,730
	8,661,608	12,013,224	13,320,017
Less - accumulated depreciation	(6,063,979)	(7,612,463)	(8,612,846)
	$2,597,629	$4,400,761	$4,707,171
Depreciation and amortization expense for property and equipment was $777,591, $1,088,196 and $1,549,272 for the years ended December 31, 2011, 2012 and 2013, respectively, and $682,342 and $1,000,383 for the six months ended June 30, 2013 and 2014, respectively.

NOTE 5.	INTANGIBLE ASSETS
Intangible assets subject to amortization as of December 31, 2013 and June 30, 2014 are shown below:

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

		As of December 31, 2013		As of June 30, 2014
	Cost	Accumulated Amortization	Net Book Value	Accumulated Amortization	Net Book Value
Developed technology	$4,320,000	$(494,000)	$3,826,000	$(954,000)	$3,366,000
Customer relationships	300,000	(46,263)	253,737	(81,111)	218,889
Trade names	300,000	(52,778)	247,222	(94,445)	205,555
	$4,920,000	$(593,041)	$4,326,959	$(1,129,556)	$3,790,444
Amortization expense was $593,041 in 2013 and $79,836 and $536,515 for the six months ended June 30, 2013 and 2014, respectively.
As of December 31, 2013 estimated future amortization expense of intangible assets for the next five years is as follows:

2014	$1,073,030
2015	1,073,030
2016	893,919
2017	842,475
2018	444,505
Thereafter	—
$4,326,959

NOTE 6.	DEBT
Convertible Notes Payable
In February and March 2012, the Company entered into convertible promissory note agreements (the “2012 Convertible Notes”) with its existing investors for an aggregate amount of $1,200,000. In connection with these notes the Company also issued 3,046,383 warrants to purchase common stock. The 2012 Convertible Notes accrue interest at a rate of 14% per annum, compounded annually. The principal of the notes, plus any accrued interest, are due upon the earlier of; i) within 60 days of demand beginning anytime after March 1, 2013, ii) closing of an qualifying equity financing, corporate transaction, or initial public offering or iii) March 1, 2015. The notes are convertible into shares of the Company’s preferred stock. The conversion price is calculated as $100,000,000 divided by the number of fully diluted outstanding shares of the Company on the date of conversion.
In conjunction with the 2012 Convertible Notes the Company issued warrants to the lenders to purchase 3,046,383 shares of common stock at an exercise price of $0.01 per share. On the date of grant the warrants had an aggregate fair value of $278,000 (see Note 7). The Company allocated the proceeds from the 2012 Convertible Notes between the fair value of the notes and the fair value of the warrants on a relative fair value basis, resulting in $225,000 being allocated to the warrants. The Company also recorded a beneficial conversion feature of $225,000 on the issuance of the 2012 Convertible Notes. The discount on the 2012 Convertible Notes resulting from the allocation of proceeds to the warrants and the recording of the beneficial conversion feature was accreted as interest expense over to the repayment date of the notes using the effective interest rate method. For the years ended December 31, 2012 and 2013, the Company recorded $124,699 and $325,301 in non-cash interest expense associated with the accretion of the discount on the notes.
On October 10, 2013, the 2012 Convertible Notes consisting of $1,200,000 in principal, plus accrued interest of $267,312 were converted into 2,794,347 shares of Series C-1 redeemable convertible preferred stock (see Note 7). Upon conversion, $171,167 of incremental beneficial conversion feature was measured based upon determination of the final conversion price and recorded to non-cash interest expense.
Loan and Security Agreement

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

In 2007, the Company entered into a Loan and Security Agreement (the “Agreement”) with a financial institution for a working capital line of credit. In March of 2010, the Company amended the terms of the Agreement. In conjunction with this amendment, the Company issued warrants to purchase Series A-2 redeemable convertible preferred stock. The fair value of the warrants on the date of issuance were recorded as a deferred financing cost on the accompanying balance sheet, and were amortized over the term of the amended agreement through March, 2011. The warrants were also deemed to be liability classified and are recorded as a warrant liability in the accompanying consolidated balance sheet. The fair value of the warrants is marked to market at each reporting period, and the changes in value are included as other income or expense in the consolidated statement of operations (see Note 7).
In March 2011, the Agreement was amended, with total availability of $10,000,000, and a borrowing limit not to exceed defined percentages of eligible accounts receivable as follows; 75% through December 20, 2010, 90% from December 21, 2010 through December 31, 2010, 85% from January 1, 2011 through March 31, 2011, and 80% from April 1, 2011 forward. The interest rate was also adjusted to the bank’s prime rate plus 1.50% and the expiration date was extended to March 29, 2012.
In March 2012, the Agreement was amended, with total availability of $10,000,000, and a borrowing limit not to exceed 80% of the eligible accounts receivable, as defined. The interest rate was also adjusted for borrowings less than the Company’s unrestricted cash balance to the higher of; the bank’s prime rate plus 1.50%, or 5.25%. For borrowings in excess of the Company’s unrestricted cash balance, the interest rate was adjusted to the higher of; the sum of the bank’s prime rate plus 1.25% plus a monthly collateral handling fee of 0.50%, or 5.25%. The expiration date was extended to April 30, 2013. As of December 31, 2012 the interest rate applied to outstanding balances on the line was 5.25%.
In April, 2013, this agreement was repaid in full with proceeds from a new financing arrangement, including a term loan and new revolving line of credit, discussed below.
Term Loan and Revolving Line of Credit
In April 2013, the Company entered into a Term Loan and Revolving Line of Credit agreement that provides for $7,000,000 in term loans (the “Term Loans”) and a line of credit with borrowings of up to $10,000,000. The Term Loans will bear interest at 10% per annum and were funded in two tranches of $3,500,000. The Term Loans are interest only for the first nine months and then due in equal principal and interest payments over the following thirty-two months.
Borrowings under the Revolving Line of Credit bear interest at a rate of 8.5% per annum and availability is determined based upon 85% of eligible accounts receivable, as defined the agreement. Availability under the Revolver will increase on a quarterly basis by the amount of principal paid on the Term Loans. As of December 31, 2013, the balance of the Revolving Line of Credit was $8,600,000.
In conjunction with the Term Loans the Company issued warrants to the lenders to purchase 999,167 shares of Series C redeemable preferred stock at an exercise price of $0.6005 per share. On the date of grant the warrants had an aggregate fair value of $885,998. The fair value of the warrants was allocated as a discount to the Term Loans, and will be amortized to interest expense through maturity of the Term Loans. For the year ended December 31, 2013, $273,137 of the discount was amortized to non-cash interest expense. As of December 31, 2013 the Term Loans are recorded net of the remaining discount of $612,861.
On March 28, 2014, the Company amended the existing loan and security agreement related to the Company’s Term Loan and Revolving Line of Credit. The Amendment reduced the borrowing base of the Company’s Revolving Line of Credit from 85% of eligible accounts receivable to 80% of eligible accounts receivable increased the maximum borrowings from $10,000,000 to $15,000,000. The maturity of the Revolving Line of Credit was extended from September 1, 2014 to the earliest of; (a) April 1, 2015, (b) the date of termination of the Revolving Commitments defined within the Agreement, and (c) default of the terms of the agreement at which point the Revolving Line of Credit becomes due.
The amendment also provides for additional term loans of $5,000,000, to be funded in two tranches; one on March 28, 2014 for $2,000,000 and a second to be funded no later than December 31, 2014 for $3,000,000. The Company received $2,000,000 under the initial tranche on March 28, 2014.
Upon amending the agreement, the Company issued warrants to purchase 586,178 shares of the Company’s Series C Preferred Stock at a price of $0.6005 per share. On the date of grant the warrants had an aggregate fair value of $566,265. The fair value

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

of the warrants was allocated as a discount to the Term Loans, and will be amortized to interest expense through maturity of the Term Loans.
For the six months ended June 30, 2014, $261,373 of the discounts on the Term Loans was amortized to non-cash interest expense. As of June 30, 2014, the Term Loans are recorded net of the remaining discount from both warrant issuances of $917,753 on the Term Loans.
Promissory Note Payable
In June 2009, the Company entered into a $200,000 Promissory Note in partial settlement of legal fees incurred during 2007. The note bears interest at 4% per annum and all accrued interest and principal is due upon the earlier of a change in control of the Company, as defined in the agreement, or June 2018. Accordingly, the Promissory Note and accrued interest have been classified as long term at December 31, 2012. Interest expense recorded on the notes was $8,000 for the years ended December 31, 2011, 2013 and 2013, respectively.
Acquisition Notes Payable
In conjunction with the February 2013 acquisition of UberTags (see Note 3), the Company issued a $960,000 promissory note payable. The promissory note bears interest at 5% per annum and $150,000 of principal plus accrued interest is due on each of December 1, 2013 and July 1, 2014, $210,000 of principal plus accrued interest due December 1, 2014 and the remaining $450,000 of principal plus accrued interest is payable upon change in control or sale of the Company. As of December 31, 2013 the balance of this note was $360,000. In conjunction with the July 2013 acquisition of WDA (see Note 3), the Company issued a $3,000,000 promissory note payable. The promissory note bears interest at 5% per annum, and $500,000 of principal plus accrued interest due June 30, 2015, $750,000 of principal plus accrued interest due December 31, 2015, $750,000 of principal plus accrued interest due June 30, 2016, and $1,000,000 plus accrued interest due December 31, 2016. As of December 31, 2013 and June 30, 2014 the principle balance of this note was $3,000,000.
Aggregate annual maturities of long-term debt (excluding the revolving line of credit) for the years ended December 31, are summarized as follows:

2014	$2,163,030
2015	3,795,455
2016	4,083,333
2017	318,182
2018	200,000
Thereafter	450,000
$11,010,000

NOTE 7.	STOCKHOLDERS' EQUITY
Redeemable Convertible Preferred Stock
In March of 2008, the Company executed the Merger (see Note 1) resulting in all of the capital stock of the Company, including all classes of then outstanding preferred stock, being exchanged for common stock and all treasury stock being retired. Holders of the Merger Notes exchanged all or a portion of their common stock received in the Merger for a new Series A-1 redeemable convertible preferred stock (“Series A-1 preferred stock”).
In May 2008, the Company issued 56,809,022 shares of Series A-2 redeemable convertible preferred stock (“Series A-2 preferred stock”) for cash proceeds of $6,828,229 (net of $171,773 of issuance costs) and the conversion of $9,111,297 related to the Merger Notes and accrued interest.
In August and November 2009, the Company issued 7,063,510 shares of Series A-2 redeemable convertible preferred stock for

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

gross cash proceeds of $1,998,909 (net of $4,302 of issuance costs).
In December 2010, the Company issued 16,652,789 shares of newly authorized Series B redeemable convertible preferred stock (“Series B preferred stock”) for proceeds of $9,925,910 (net of $74,090 of issuance costs).
In April 2012, the Company issued 7,952,741 shares of newly authorized Series C redeemable convertible preferred stock (“Series C preferred stock”) for gross proceeds of $4,775,621 (net of $141,460 of issuance costs).
In October 2013, the Company issued 2,794,347 shares of newly authorized Series C-1 redeemable convertible preferred stock (“Series C-1 preferred stock”) in exchange for conversion of $1,200,000 of principal and $267,312 of interest from the 2012 Convertible Notes (net of $15,589 of issuance costs).
The holders Series C-1, C, B, Series A-2 and Series A-1 redeemable convertible preferred stock shares have the following rights:
Voting
The holders of Series C-1, Series C, Series B, Series A-2, and Series A-1 preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholder vote as a single class. Each preferred shareholder is entitled to the number of votes equal to the number of whole shares of common stock into which each preferred share is convertible at the time of such a vote.
Dividends
The holders of Series C-1 preferred stock are entitled to receive 8% cumulative dividends (approximately $0.05 per share) per annum, payable in preference and priority to any payment of any dividend on common stock.
The holders of Series C preferred stock are entitled to receive 8% cumulative dividends (approximately $0.05 per share) per annum, payable in preference and priority to any payment of any dividend on common stock.
The holders of Series B preferred stock are entitled to receive 8% cumulative dividends (approximately $0.05 per share) per annum, payable in preference and priority to any payment of any dividend on common stock.
The holders of Series A-2 and Series A-1 preferred stock are entitled to receive 8% cumulative dividends (approximately $0.02 and $0.06 per share, respectively), per annum, payable in preference and priority to any payment of any dividend on common stock.
Conversion
Each share of Series C-1, Series C, Series B, Series A-2 and Series A-1 preferred stock, at the option of the holder, is convertible into the number of shares determined by the original issuance price divided by the conversion price, subject to adjustment for anti-dilution provisions contained in the Company’s Articles of Incorporation. The conversion price of Series C-1 for this purpose is the original issuance price $0.5251 per share. The conversion price of Series C for this purpose is the original issuance price of $0.6005 per share. The conversion price of Series B for this purpose is the original issuance price of $0.6005 per share. Series A-2 and A-1 are collectively convertible at the “Series A Conversion Price,” or $0.2836 per share. Conversion of all classes of preferred stock is mandatory immediately upon the closing of a firm underwritten public offering of the Company’s common stock at a price per share of $1.82 and in which the aggregate proceeds raised exceed $60,000,000.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the holders of Series C-1 and Series C Preferred Stock shall be entitled to be paid before any payment is made to holders of Series B, A-2, A-1, or common stock. The distribution amount shall be equal to two times the Series C-1 and C original issue price of $0.5251 and $0.6005 per share, respectively, plus any accruing dividends accrued but unpaid at that time, whether or not declared, together with any other dividends declared but unpaid. If the assets of the Company available

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

for distribution to its stockholders are insufficient to pay Series C preference, the holders of Series C-1 and Series C preferred stock will share ratably in the distribution of the remaining assets.
After distribution of the assets available to holders of the Series C1 and Series C preferred stock, the holders of Series B Preferred Stock are entitled to be paid before any payment is made to holders of Series A-2, A-1, or common stock. The distribution amount shall be the Series B original issue price of $0.6005 per share, plus any accruing dividends accrued but unpaid at that time, whether or not declared, together with any other dividends declared but not paid. If the assets of the corporation available for distribution are insufficient to pay preference of the holders of Series B shares, the holders will share ratably in the distribution of the remaining assets.
After distribution of the assets available to holders of the Series B preferred stock, the holders of Series A-2 Preferred Stock are entitled to be paid before any payment is made to holders of Series A-1, or common stock. The distribution amount shall be the Series A-2 original issue price of $0.2836 per share, plus any accruing dividends accrued but unpaid at that time, whether or not declared, together with any other dividends declared but not paid. If the assets of the corporation available for distribution are insufficient to pay preference of the holders of Series A-2 shares, the holders will share ratably in the distribution of the remaining assets.
After distribution of the series A-2 Preference amount, the holders of Series A-1 Preferred Stock are entitled to be paid before any payment is made to holders of common stock. The distribution amount will be the Series A-1 liquidation price of $0.6947 per share, plus any accruing dividends accrued but unpaid at that time, whether or not declared, together with any other dividends declared but not paid. If the assets of the corporation available for distribution are insufficient to pay preference of the holders of shares of Series A-1, the holders shall share ratably in the distribution of the remaining assets.
Redemption
Shares of preferred stock are redeemable at any time on or after the fifth anniversary of the Series C-1 original issuance date (October 10, 2018). At that time, upon receipt of written notice from requisite investors by the Company, the Company is to pay out of funds lawfully available at that time a price equal to the Series C-1 original issue price, the Series C original issue price, the Series B original issue price, the Series A-2 original issue price, or the Series A-1 liquidation price per share, in each case, plus any accruing dividends accrued but unpaid. Redemption payments are to be made in three annual installments commencing not more than 60 days after receipt of investors’ notice to redeem. If the Company does not have sufficient funds legally available to redeem all series of preferred stock in full, then the Company shall first redeem the Series C-1 and Series C preferred stock by dividing the total number of Series C-1 Preferred Stock and Series C Preferred stock outstanding immediately prior to the redemption date by the number of remaining redemption dates, then to the extent funds remain the Series B preferred stock, then to the extent funds remain the A-2 preferred stock, and finally to the extent funds remain, the Company shall redeem the Series A-1 preferred stock.
Common Stock
Each share of common stock is entitled to one vote. Upon any voluntary or involuntary liquidation or dissolution of the Company, the holders of common stock shall be entitled to receive all available assets, after required distributions to preferred stockholders, of the Company for distribution and shall be entitled to receive dividends from time to time as may be declared by the Board of Directors.
At December 31, 2013, common stock reserved for future use was as follows:

Conversion of preferred stock	111,336,839
Stock option plans	25,774,958
Exercise of common stock and preferred stock warrants	16,155,016
153,266,813
Warrants

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

In March of 2010, in connection with the amended Loan and Security Agreement, the Company issued warrants to purchase 352,609 shares of Series A-2 redeemable preferred stock. The warrants have an exercise price of $0.2836 per share and expire in March of 2020. The warrants are accounted for as liabilities and recorded at fair value. As of December 31, 2011, 2012 and 2013 the Company used the Black-Scholes option pricing model to determine the fair value of the warrants at $79,600, $39,046, and $74,229. The Company recorded a fair value gain adjustment of $20,980 and $40,554 for the year ended December 31, 2011 and 2012, respectively, and a fair value loss adjustment of $35,183 for the year ended December 31, 2013 as a component of other income (expense).
In February and March of 2012, in connection with the 2012 Convertible Notes Payable, the Company issued warrants to purchase 3,046,383 shares of common stock at an exercise price of $0.01 per share. The warrants are immediately exercisable and expire in March of 2017. The grant date fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions; risk free interest rate 0.72%, no dividends, volatility of 66% and an estimated life of 5 years. The warrants are accounted for as equity and are classified as a component of additional paid in capital.
In April of 2013, in connection with the Term Loan, the Company issued warrants to purchase 999,167 shares of Series C redeemable preferred stock. The warrants have an exercise price of $0.6005 per share. The warrants are immediately exercisable and expire in April of 2023. The warrants are accounted for as liabilities and recorded at fair value. The grant date fair value of $885,998 was determined using the Black-Scholes option pricing model with the following assumptions; risk free interest rate 1.86%, no dividends, volatility of 62.10% and an estimated life of 10 years. As of December 31, 2013 the Company used the Black-Scholes option pricing model to determine the fair value of the warrants at $949,913. The Company recorded a fair value loss adjustment of $63,915 for the year ended December 31, 2013 as a component of other income (expense).
In March of 2014, in connection with the amendment of the Term Loan, the Company issued warrants to purchase 586,178 shares of Series C Preferred Stock at a price of $0.6005 per share. On the date of grant the warrants had an aggregate fair value of $566,265. The fair value of the warrants was allocated as a discount to the Term Loans, and will be amortized to interest expense through maturity of the Term Loans. The warrants are immediately exercisable and expire in March of 2024. The warrants are accounted for as liabilities and recorded at fair value. The grant date fair value of $566,265 was determined using the Black-Scholes option pricing model with the following assumptions; risk free interest rate 2.73%, no dividends, volatility of 58.98% and an estimated life of 10 years.
As of June 30, 2014 the Company determined the fair value of the Series A-2 and Series C warrants at $246,174 and $2,955,835, respectively. The Company recorded a fair value expense adjustment of $1,611,602 for the six months ended June 30, 2014 as a component of other income (expense).

NOTE 8.	STOCK PLANS
In 1999, the Company adopted the 1999 Stock Plan under which shares of the Company’s stock are authorized for issuance to employees, directors and consultants. In 2004, the Company adopted the 2004 Stock Plan under which shares of the Company’s stock are authorized for issuance to employees, directors and consultants. In 2008, the Company adopted the 2008 Stock Plan under which shares of the Company’s stock are authorized for issuance to employees, directors and consultants. The Plans are administered by a Committee which is appointed by the Board of Directors and an aggregate 27,458,406 shares have been reserved for issuance pursuant to the Plans. Options granted under the Plans may be incentive stock options or nonstatutory stock options. The Committee determines the period over which options become exercisable. The term of the options shall not exceed ten years. The exercise price of incentive stock options and nonstatutory stock options shall be no less than the fair market value of a share of stock on the date of grant and if the Optionee is a 10% shareholder, such exercise price shall not be less than 110% of the fair market value of a share of stock on the date of grant.
The following table summarizes the option activity under the 1999, 2004 and 2008 stock plans for the years ended December 31, 2011, 2012 and 2013 and the six months ended June 30, 2014:

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

	Number of Options	Weighted-Average Exercise Price
Outstanding, December 31, 2010	19,168,112	$0.11
Granted	7,859,113	0.10
Exercised	(408,492)	0.08
Forfeited	(3,131,332)	0.12
Outstanding, December 31, 2011	23,487,401	$0.11
Granted	5,874,000	0.08
Exercised	(3,007,216)	0.08
Forfeited	(2,238,879)	0.17
Outstanding, December 31, 2012	24,115,306	$0.11
Granted	6,055,012	0.09
Exercised	(180,334)	0.09
Forfeited	(4,101,322)	0.10
Outstanding, December 31, 2013	25,888,662	$0.09
Granted	916,300	0.10
Exercised	(238,945)	0.08
Forfeited	(243,056)	0.10
Outstanding, June 30, 2014	26,322,961	$0.09

Exerciseable at December 31, 2013	17,269,503	$0.10
Exerciseable at June 30, 2014	17,895,850	$0.09

At December 31, 2013, the Company has available 2,677,178 options for grant under the plans. The total intrinsic value of options exercised during the periods presented was approximately $0. No actual tax benefit was realized from stock option exercises during these periods.
The following table summarizes information about stock options outstanding at December 31, 2013:

	Options Vested and Expected to Vest			Options Vested
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.08	17,084,980	6.21	$0.08	13,062,881	5.02	$0.08
0.10	5,769,565	7.40	0.10	3,328,981	7.54	0.10
0.25	457,312	0.67	0.25	457,312	0.67	0.25
0.37	200,000	0.50	0.37	200,000	0.50	0.37
0.50	20,000	0.24	0.50	20,000	0.24	0.50
0.60	80,000	0.56	0.60	80,000	0.56	0.60
0.75	120,329	2.03	0.75	120,329	2.03	0.75
	23,732,186			17,269,503
Unvested options were applied an 11% forfeiture rate for uncertainty of expectations related to vesting before forfeiture based on

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

historical forfeiture trends.
In May 2008, an executive of the Company was granted 6,744,312 shares of restricted common stock. The shares had a grant date fair value of $539,545 and vested over a period of 3 years. As of January 1, 2012, all restricted shares were vested and expense associated with the restricted stock has been fully recognized.

NOTE 9.	INCOME TAXES
At December 31, 2011, 2012 and 2013 the components of the deferred tax asset (liability) were as follows:

	2011	2012	2013
Deferred tax asset (liability):
Net operating loss carryforwards	$19,606,000	$20,763,000	$20,800,000
Accrued expenses	662,000	569,000	125,000
Bad debt reserve	24,000	14,000	6,000
Depreciation	(5,000)	(26,000)	(72,000)
Intangible assets	—	—	(1,277,000)
	20,287,000	21,320,000	19,582,000
Less - valuation allowance	(20,287,000)	(21,320,000)	(19,582,000)
Net deferred tax asset	$—	$—	$—
The Company has provided a valuation allowance since realization of any future benefit from deductible temporary differences and net operating losses cannot be sufficiently assured. The intangible assets acquired in the Company’s acquisition on of WDA (see Note 3) are not deductible for income tax purposes. The Company provided a $1,796,622 deferred tax liability in accounting for the acquisition. The Company’s existing deferred tax assets will be available to offset the impact of the acquired deferred tax liability, which resulted in the Company releasing $1,796,622 of its deferred tax valuation allowance which was recorded as a benefit from income taxes for the year ended December 31, 2013. At December 31, 2011, 2012 and 2013 the Company’s net deferred tax assets are fully reserved for.
At December 31, 2013, the Company has federal net operating loss carryforwards of approximately $51,483,000 which expire at various dates though 2033. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating loss carryforwards which can be used in future years.

NOTE 10.	COMMITMENTS
Operating Leases
The Company leases office space in New York, Connecticut and Chicago under operating leases expiring at various dates through 2019. The leases include periodic rent escalations during the lease term and periods of free rent. Total rent expense under operating leases was $602,115, $651,625 and $824,495 for the years ended December 31, 2011, 2012 and 2013, respectively, and $386,534 and $449,388 for the six months ended June 30, 2013 and 2014, respectively.
As of December 31, 2013, future minimum lease payments under the operating lease for the years ending December 31 are as follows:

X Plus Two Solutions, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2014 and for the six
months ended June 30, 2013 and 2014 is unaudited)

2014	$913,399
2015	889,540
2016	883,743
2017	441,791
2018	223,045
Thereafter	227,506
$3,579,024

NOTE 11.	CAPITAL LEASE OBLIGATIONS
The Company periodically leases equipment under capital lease agreements. The assets are amortized over the lesser of the estimated useful life of the equipment or the lease term. During 2013, the Company entered into a capital lease agreement with payments required through May 2016. As of December 31, 2013, future lease payments under the capital lease for the years ending December 31 are as follows:

2014	$32,593
2015	32,593
2016	13,581
78,767
Less - interest	(2,169)
Present value of capital lease obligation	76,598
Less - current portion of capital lease obligation	(31,193)
$45,405

NOTE 12.	401(k) SAVINGS PLAN
The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. There were no contributions made to the plan by the Company during the periods presented.

NOTE 13.	SUBSEQUENT EVENTS (UNAUDITED)
Management has evaluated subsequent events for disclosure in these financial statements through November 5, 2014, which is the date the financial statements are available for issuance.

On September 5, 2014, Rocket Fuel Inc. completed an acquisition of the Company for shares of Rocket Fuel’s common stock and cash. In connection with the merger, all of the outstanding shares of the Company's capital stock and options to purchase capital stock were cancelled in exchange for an aggregate of 5,253,084 shares of the Rocket Fuel’s common stock and $98,022,000 in cash.